                                                                   EXHIBIT 10.27


                            GENERAL TERMS AGREEMENT

                                    between


                              THE BOEING COMPANY

                                      and

                     Pacific Aerospace & Electronics, Inc
                             U.S. Aerospace Group
                           European Aerospace Group





                                BCA-65323-0458

                               [LOGO OF BOEING]

                               TABLE OF CONTENTS
                               -----------------

TITLE PAGE
TABLE OF CONTENTS
AMENDMENT PAGE
RECITAL PAGE
1.0   DEFINITIONS...............................................................................    7

2.0   ORDERING..................................................................................    8
      2.1   Issuance of Orders..................................................................    8
      2.2   Acceptance of Orders................................................................    8
      2.3   Written Authorization to Proceed....................................................    9

3.0   TITLE AND RISK OF LOSS....................................................................    9

4.0   DELIVERY..................................................................................    9
      4.1   Requirements........................................................................    9
      4.2   Delay...............................................................................    9
      4.3   Notice of Labor Disputes............................................................   10

5.0   ON-SITE REVIEW AND RESIDENT REPRESENTATIVES...............................................   10
      5.1   Review..............................................................................   10
      5.2   Resident Representatives............................................................   10

6.0   CREDIT OFFICE VISIBILITY..................................................................   10

7.0   PACKING AND SHIPPING......................................................................   11
      7.1   General.............................................................................   11
            7.1.1   Shipping Documentation......................................................   11
            7.1.2   Insurance...................................................................   11
            7.1.3   Shipping Container Labels...................................................   12
            7.1.4   Carrier Selection...........................................................   12
            7.1.5   Invoices....................................................................   12
            7.1.6   Noncompliance...............................................................   12
            7.1.7   Import......................................................................   13
      7.2   Barcode Marking and Shipping........................................................   13

8.0   QUALITY ASSURANCE, INSPECTION, REJECTION, & ACCEPTANCE....................................   13
      8.1   Controlling Document................................................................   13
      8.2   Seller's Inspection.................................................................   13
            8.2.1   Seller's Disclosure.........................................................   13
            8.2.2   Seller's Acceptance.........................................................   14
      8.3   Boeing's Inspection and Rejection...................................................   14
      8.4   Federal Aviation Administration or Equivalent Government Agency Inspection..........   15
      8.5   Retention of Records................................................................   15
      8.6   Inspection..........................................................................   15

      8.7   Reserved............................................................................   15
      8.8   Regulatory Approvals................................................................   16

9.0   EXAMINATION OF RECORDS....................................................................   16

10.0  CHANGES...................................................................................   16
      10.1   Changes Clause.....................................................................   16
      10.2   Derivative Aircraft................................................................   17

11.0  GENERAL & INTERNATIONAL REQUIREMENTS......................................................   17
      11.1   Language...........................................................................   17
      11.2   Currency...........................................................................   17
      11.3   Import/Export......................................................................   18
      11.4.   Export Licensing Information/Offshore Procurement.................................   19

12.0  TERMINATION FOR CONVENIENCE...............................................................   20
      12.1   Basis for Termination; Notice......................................................   20
      12.2   Termination Instructions...........................................................   20
      12.3   Seller's Claim.....................................................................   21
      12.4   Failure to Submit a Claim..........................................................   21
      12.5   Partial Termination................................................................   21
      12.6   Product Price......................................................................   22
      12.7   Exclusions or Deductions...........................................................   22
      12.8   Partial Payment/Payment............................................................   22
      12.9   Seller's Accounting Practices......................................................   22
      12.10  Records............................................................................   22

13.0  CANCELATION FOR DEFAULT...................................................................   23
      13.1   Events of Default..................................................................   23
      13.2   Remedies...........................................................................   24

14.0   EXCUSABLE DELAY..........................................................................   26

15.0   SUSPENSION OF WORK.......................................................................   26

16.0   TERMINATION OR WRONGFUL CANCELLATION.....................................................   27

17.0   ASSURANCE OF PERFORMANCE.................................................................   27

18.0   RESPONSIBILITY FOR PROPERTY..............................................................   28

19.0   LIMITATION OF SELLER'S RIGHT TO ENCUMBER ASSETS..........................................   28

20.0   PROPRIETARY INFORMATION AND ITEMS........................................................   28

21.0   COMPLIANCE WITH LAWS.....................................................................   29
       21.1   Seller's Obligation...............................................................   29


       21.2   Government Requirements...........................................................   30

22.0   INTEGRITY IN PROCUREMENT.................................................................   30

23.0   RESERVED.................................................................................   30

24.0   BOEING'S RIGHTS IN SELLER'S PATENTS, COPYRIGHTS, TRADE SECRETS, AND TOOLING..............   30

25.0   TERMINATION OF AIRPLANE PROGRAM..........................................................   32
       25.1   Program Termination...............................................................   32
       25.2   Termination Liability.............................................................   32

26.0   PUBLICITY................................................................................   32

27.0   PROPERTY INSURANCE.......................................................................   32
       27.1   Insurance.........................................................................   32
       27.2   Certificate of Insurance..........................................................   33
       27.3   Notice of Damage or Loss..........................................................   33

28.0   RESPONSIBILITY FOR PERFORMANCE...........................................................   33
       28.1   Subcontracting....................................................................   34
       28.2   Reliance..........................................................................   34
       28.3   Assignment........................................................................   34

29.0   NON-WAIVER/PARTIAL INVALIDITY............................................................   35

30.0   HEADINGS.................................................................................   35
31.0   RESERVED.................................................................................   35

32.0   RESERVED.................................................................................   35

33.0   DISPUTES.................................................................................   35

34.0   LIMITATION...............................................................................   36

35.0   TAXES....................................................................................   36
       35.1   Inclusion of Taxes in Price.......................................................   36
       35.2   Litigation........................................................................   36
       35.3   Rebates...........................................................................   36

36.0   FOREIGN PROCUREMENT OFFSET...............................................................   37

                                   AMENDMENTS
                                   ----------

  Amend                          Description                            Date            Approval
  Number
-----------------------------------------------------------------------------------------------------





-----------------------------------------------------------------------------------------------------

                            GENERAL TERMS AGREEMENT


                                  RELATING TO


                                BOEING PRODUCTS



THIS GENERAL TERMS AGREEMENT ("GTA") ("the Agreement") is entered into as of December 20, 1999, by and between Pacific Aerospace & Electronics, Inc a Washington corporation, with its principal office in Wenatchee, WA, ("Seller"), and The Boeing Company, a Delaware corporation acting by and through the Boeing Commercial Airplane Group, Boeing North American, Incorporated, a Delaware corporation, McDonnell Douglas Corporation, a Maryland corporation, and Boeing-Oakridge Company, a Delaware corporation (collectively and individually "Boeing").

                                   RECITALS

     A.   Boeing produces commercial airplanes.
     B. Seller manufactures and sells certain goods and services for use in the production and support of such airplanes.
     C. Seller desires to sell and Boeing desires to purchase certain of Seller's goods and services in accordance with the terms of this Agreement.


Now therefore, in consideration of the mutual covenants set forth herein, the parties agree as follows:

                                  AGREEMENTS

1.0         DEFINITIONS

The definitions set forth below shall apply to this Agreement, any Order, and any related Special Business Provisions ("SBP"). Words importing the singular shall also include the plural and vice versa.

     A. "Customer" means any owner, lessee or operator of an aircraft, or designee of such owner, lessee or operator.

     B. "Derivative" means any model airplane designated by Boeing as a derivative of an existing model airplane and which: (1) has the same number of engines as the existing model airplane; (2) utilizes essentially the same aerodynamic and propulsion design, major assembly components, and systems as the existing model airplane and (3) achieves other payload/range combinations by changes in body length, engine thrust, or variations in certified gross weight.

     C. "Drawing" means an automated or manual depiction of graphics or technical information representing a Product or any part thereof and which includes the parts list and specifications relating thereto.

     D. "End Item Assembly" means any Product which is described by a single part number and which is comprised of more than one component part.

     E. "FAA" means the United States Federal Aviation Administration or any successor agency thereto.

     F. "FAR" means the Federal Acquisition Regulations in effect on the date of this Agreement.

     G. "Procurement Representative" means the individual designated by Boeing as being primarily responsible for interacting with Seller regarding this Agreement or any Order.

     H. "Order" means each purchase contract and purchase order issued by Boeing and either accepted by Seller under the terms of this Agreement or issued within Boeing's authority under this Agreement.

     I. "Product" means goods, including components and parts thereof, services, documents, data, software, software documentation and other information or items furnished or to be furnished to Boeing under any Order, including Tooling.

     J. "Shipset" means the total quantity of a given part number or material necessary for production of one airplane.

     K. "Spare" means any Product that is intended for use or sale as a spare part.

     L. "Tooling" means all tooling, used in production or inspection of Products, either provided to Seller or supplied by Seller whereby Boeing agrees to pay Seller for the manufacture of the tooling. Tooling shall be accountable to Boeing pursuant to each Boeing location tooling requirements.

2.0       ORDERING

2.1       Issuance of Orders

Boeing may issue Orders to Seller under this Agreement from time to time. Each Order shall contain a description of the Products ordered, a reference to the applicable specifications, Drawings or supplier part number, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions.

Each Order which incorporates a Special Business Provisions (SBP) which incorporates this Agreement shall be governed by and be deemed to include the provisions of this Agreement. Purchase Order Terms and Conditions, Form D1-4100-4045, 49-5700, 70-C-29, 70-C-33, 70-C-42, 70-C-50, GP1, DAC Form 26-915,
DAC Form 26-916 or Form P252T does not apply. Any other Order terms and conditions, which directly conflict with this Agreement, do not apply unless specifically agreed to in writing by the parties.

2.2    Acceptance of Orders

Each Order is Boeing's offer to Seller and acceptance is strictly limited to its terms. Boeing will not be bound by and specifically objects to any of Seller's term or condition that is different from or in addition to the provisions of the Order, whether or not such term or condition will materially alter the Order. Seller's commencement of performance or acceptance of the Order in any manner shall conclusively evidence Seller's acceptance of the Order as written. Boeing may revoke any Order prior to Boeing's receipt of Seller's written or electronic acceptance or Seller's commencement of performance.

Any rejection by Seller of an Order shall specify the reasons for rejection and any changes or additions that would make the Order acceptable to Seller; provided, however, that Seller may not reject any Order for reasons inconsistent with the provisions of this Agreement or the applicable SBP.

2.3    Written Authorization to Proceed

Boeing's Procurement Representative may give written or electronic authorization to Seller to commence performance before Boeing issues an Order. If Boeing's authorization specifies that an Order will be issued, Boeing and Seller shall proceed as if an Order had been issued. This Agreement, the applicable SBP and the terms stated in the authorization shall be deemed to be a part of Boeing's offer and the parties shall promptly and in good faith agree on any open Order terms. If Boeing does not specify in its authorization that an Order shall be issued, Boeing's obligation is strictly limited to the terms of the authorization.

If Seller commences performance before an Order is issued or without receiving Boeing's prior authorization to proceed, such performance shall be at Seller's risk and expense.

3.0     TITLE AND RISK OF LOSS

Title to and risk of any loss of or damage to the Products shall pass at the F.O.B. point as specified in the applicable Order, except for loss or damage thereto resulting from Seller's fault or negligence.

4.0    DELIVERY

4.1    Requirements

Deliveries shall be strictly in accordance with the quantities, the schedule and other requirements specified in the applicable Order. Seller may not make early deliveries without Boeing's prior written authorization. Seller may not make partial deliveries without Boeing's prior authorization. Deliveries, which fail to meet Order requirements, may be returned to Seller at Seller's expense.

4.2    Delay

Seller shall notify Boeing immediately, of any circumstances that may cause a delay in delivery, stating the estimated period of delay and the reasons therefor. If requested by Boeing, Seller shall use additional effort, including premium effort, and shall ship via air or other expedited routing to avoid or minimize delay to the maximum extent possible. All additional costs resulting from such premium effort or premium transportation shall be borne by Seller with the exception of such costs attributable to delays caused directly by Boeing. Nothing herein shall prejudice any of the rights or remedies provided to Boeing in the applicable Order or by law.

4.3    Notice of Labor Disputes

Except as otherwise prohibited by law, Seller shall immediately notify Boeing of any actual or potential labor dispute that may disrupt the timely performance of an Order or impair the quality of the Products to be delivered, whether Boeing has requested such status or not. When requested by Boeing, Seller will provide status on labor contracts and pending negotiations, including that of Seller's subcontractors unless prohibited by law.

5.0    ON-SITE REVIEW AND RESIDENT REPRESENTATIVES

5.1    Review

At Boeing's request, Seller shall provide at Boeing's facility or at a place designated by Boeing, a review explaining the status of the Order, actions taken or planned relating to the Order and any other relevant information. Boeing's authorized representatives may enter Seller's plant at all reasonable times to assess Seller's performance. Seller shall include in its subcontracts issued in connection with an Order a like provision giving Boeing the right to enter the premises of Seller's subcontractors. When requested by Boeing, Seller shall accompany Boeing to Seller's subcontractors.

5.2    Resident Representatives

Boeing may, in its discretion and for such periods as it deems necessary, assign resident personnel at Seller's facilities. Seller shall furnish, free of charge, all office space, secretarial service and other facilities and assistance reasonably required by Boeing's representatives at Seller's plant. Boeing's resident personnel shall be allowed access to all work areas, Order status reports and management review necessary to evaluate performance and conformance with the requirements of each Order. Notwithstanding such assistance, Seller remains solely responsible for performing in accordance with each Order.

6.0    CREDIT OFFICE VISIBILITY

If requested, Seller shall provide financial data, on a quarterly basis, or as requested to the Boeing Corporate Credit Office for credit and financial condition reviews. Said data shall include but not be limited to balance sheets, schedule of accounts payable and receivable, major lines of credit, creditors, income statements (profit and loss), cash flow statements, firm backlog, and headcount. Copies of such data are to be made available within 72 hours of any written request by Boeing's Corporate Credit Office. Boeing shall treat all such information as confidential.

7.0    PACKING AND SHIPPING

7.1    General

Seller shall pack the Products to prevent damage and deterioration taking into account method of shipment, location of shipment and destination of receipt, as well as time associated with shipment. Seller shall comply with carrier tariffs. Unless the Order specifies otherwise, the price includes shipping charges for Products to the F.O.B. location. Unless otherwise specified in the Order, Products sold F.O.B. place of shipment shall be forwarded freight due. For Products shipped domestically, Seller shall make no declaration concerning the value of the Products shipped, except on the Products where the tariff rating is dependent upon released or declared value. In such event, Seller shall release or declare such value at the maximum value (within the lowest rating). Boeing may charge Seller for damage to or deterioration of any Products resulting from improper packing or packaging. Seller shall comply with any special instructions stated in the applicable Order.

7.1.1    Shipping Documentation

Shipments by Seller or its subcontractors must include packing sheets. Each packing sheet must include as a minimum the following: a) Seller's name, address and phone number; b) Order and item number; c) ship date for the Products; d) total quantity shipped and quantity in each container, if applicable; e) legible pack slip number; f) nomenclature; g) unit of measure; h) ship to information if other than Boeing; i) warranty data and certification, as applicable; j) rejection tag, if applicable; k) Seller's certification that Products comply with Order requirements; and, l) identification of optional material used, if applicable. A shipment containing hazardous and non-hazardous materials must have separate packing sheets for the hazardous and non-hazardous materials. Items shipped on the same day will be consolidated on one bill of lading or airbill, unless Boeing's Authorized Procurement Representative authorizes otherwise. The shipping documents will describe the material according to the applicable classification and/or tariff rating. The total number of shipping containers will be referenced on all shipping documents. Originals of all government bills of lading will be surrendered to the origin carrier at the time of shipment.

7.1.2    Insurance

Seller will not insure any FOB Origin shipment unless authorized by Boeing.

7.1.3    Shipping Container Labels

Seller will label each shipping container with the Order number and the number that each container represents of the total number being shipped (e.g., Box 1 of 2, Box 2 of 2). Two copies of the packing sheets must be attached to the No. 1 container of each shipment and one copy in each individual container. The following markings shall be included on each unit container: a) Seller's name;
b) Seller's part number, if applicable; c) Boeing part number, if applicable; d) part nomenclature; e) Order number; f) quantity of Products in container; g) unit of measure; h) serial number, if applicable; i) date identified as Product or raw material cure date, if applicable; j) precautionary handling instructions or marking as required. In addition, the following markings/labels shall be included on each shipping container: a) Name and address of consignee; b) Name and address of consignor; c) Order number; d) Part number as shown on the Order;
e) Quantity of Products in container; f) Unit of measure; g) Box number; h) Total number of boxes in shipment; and, i) Precautionary handling, labeling or marking as required.

7.1.4    Carrier Selection

Boeing will select the carrier and mode of transportation for all shipments where freight costs will be charged to Boeing.

7.1.5    Invoices

Seller will include copies of documentation supporting prepaid freight charges (e.g., carrier invoices or UPS shipping log/manifest), if any, with its invoices.

7.1.6    Noncompliance

If Seller is unable to comply with the shipping instructions in this Agreement, Seller will contact Boeing's Traffic Management Department or Boeing's Authorized Procurement Representative.

7.1.7    Import

Shipments from non-United States locations to Boeing or Boeing's designee shall conform and comply with the requirements set forth below. Seller shall prepare the bill of lading, airway bill, commercial invoice, dangerous goods declaration (if applicable), and any other required shipping papers. The commercial invoice must be signed by the Seller's agent and shall include the following information: (a) Seller's name, address, telephone number and datafax number;
(b) The Boeing Order number; (c) Carrier name and bill of lading or airway bill number; (d) Description and quantity of Products; (e) Dimensions of each shipping container; (f) Gross weight of each shipping container; (g) Estimated value in U.S. Dollars for Customs purposes, for repaired items include the value of the repairs, not the value of the Products new; (h) Consignee's name and address; (i) U.S. Government Order number, if applicable. If more than one such number applies to the shipment, ensure that the following information is plainly indicated on the shipping papers for each individual U.S. Government Order. (i) quantity count of Products (quantity of each item shipped), and, (ii) value of those Products.

7.2    Barcode Marking and Shipping

For those shipments which support Orders from Boeing locations where Seller has been approved to utilize barcode labeling for shipping and packaging, Seller shall mark and package such shipments in accordance with the applicable barcode requirements for that location.

8.0    QUALITY ASSURANCE, INSPECTION, REJECTION, & ACCEPTANCE

8.1    Controlling Document

The controlling quality assurance document for Orders shall be as set forth in SBP Section 4.0.

8.2    Seller's Inspection

Seller shall inspect or otherwise verify that all Products, including those components procured from or furnished by subcontractors or Boeing, comply with the requirements of the Order prior to shipment to Boeing or Customer. Seller shall be responsible for all tests and inspections of the Product during receiving, manufacture and Seller's final inspection.

8.2.1    Seller's Disclosure

Seller will immediately notify Boeing in writing when discrepancies in Seller's processes or Product are discovered or suspected for Products Seller has delivered or will deliver under this Agreement.

8.2.2    Seller's Acceptance

Seller shall provide with all shipments the following evidence of acceptance by its Quality Assurance department: (a) certified physical and metallurgical or mechanical test reports where required by controlling specifications, or (b) a signed, dated statement on the packing sheet certifying that its Quality Assurance department has inspected the Products and they adhere to all applicable Drawings and/or specifications.

8.3    Boeing's Inspection and Rejection

Unless otherwise specified in an Order, Products shall be subject to inspection by Boeing, notwithstanding any payment or prior inspection. If Boeing performs an inspection or test on the premises of Seller or its subcontractors, Seller shall furnish and require its subcontractors to furnish, without additional charge, reasonable facilities and assistance for safe and convenient performance of these duties. Boeing may reject any Product which does not strictly conform to the requirements of the applicable Order. Boeing shall by notice, rejection tag or other communication notify Seller of such rejection. Whenever practical, Boeing will coordinate with Seller prior to disposition of the rejected Product(s), however, Boeing shall retain final disposition authority with respect to all rejections.

All rejected Products will be returned to Seller, at Seller's risk and expense, for immediate repair, replacement or other correction and redelivery to Boeing; provided, however, that with respect to any or all of such Products and at Boeing's election and at Seller's risk and expense, Boeing may: (a) return such Products without permitting any repair, replacement or other correction by Seller; (b) hold or retain such Products for repair by Seller or, at Boeing's election, for repair by Boeing with such assistance from Seller as Boeing may require; (c) hold such Products until Seller has delivered conforming replacements for such Products; (d) hold such Products until conforming replacements are obtained from a third party; (e) return such Products with instructions to Seller as to whether the Products shall be repaired or replaced and as to the manner of redelivery or (f) return such Products with instructions that they be scrapped. Upon final disposition by Boeing and Seller that the non-conforming Product(s) are not subject to repair and are not re-usable, and prior to the Products being scrapped, Seller shall render the Product(s) unusable. Seller shall also maintain, pursuant to their quality assurance system, records certifying destruction of the applicable Products. Said certification shall state the method and date of mutilation and destruction of the subject Product(s). Boeing shall have the right to review and inspect these records at any time it deems necessary. Failure to comply with these requirements shall be a material breach of this Agreement.

All repair, replacement and other corrections and redelivery shall be completed within such time as Boeing may require. All costs and expenses, loss of value and any other damages incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Seller by an equitable price reduction, set-off or credit against any amounts that may be owed to Seller under the applicable Order or otherwise.

Boeing may revoke its acceptance of any Products and have the same rights with regard to the Products involved as if it had originally rejected them.

8.4  Federal Aviation Administration or Equivalent Government Agency Inspection

Representatives of Boeing, the FAA or any equivalent government agency may inspect and evaluate Seller's plant including, but not limited to, Seller's and subcontractor's facilities, systems, data, equipment, inventory holding areas, procedures, personnel, testing, and all work-in-process and completed Products. For purposes of this Section 8.4, equivalent government agency shall mean those governmental agencies so designated by the FAA or those agencies within individual countries which maintain responsibility for assuring aircraft airworthiness.

8.5    Retention of Records

Quality Assurance records shall be maintained on file at Seller's facility and available to FAA and Boeing's authorized representatives. Seller shall retain such records for a period of not less than seven (7) years from the date of final payment under the applicable Order for all Products unless otherwise specified on the Order.

8.6    Inspection

Boeing may elect to conduct inspection on a random basis or to the extent deemed necessary. Seller will be notified if Boeing inspection is to be conducted on specific shipments. No shipments are to be held for Boeing inspections unless notification is received prior to, or at the time of Products being ready for shipment. If an Order contains a notation that "100% Source Inspection" is required, the Products shall not be packed for shipment until they have been submitted to Boeing's Quality Assurance representative for inspection. Both the packing list and Seller's invoice must reflect evidence of this inspection.

8.7    Reserved

8.8    Regulatory Approvals

Seller acknowledges that, without Parts Manufacturing Authority (PMA) or other applicable regulatory approval granted by the FAA or appropriate non-U.S. equivalent regulatory agency approval, it may not legally make direct sales (does not include "direct ship" sale through Boeing) of modification or replacement parts to owners/operators of type certificated aircraft. Seller also agrees not to engage in any such direct sales of Products under this Agreement without PMA or its non-U.S. equivalents. Any breach of this provision will be deemed a material breach of this Agreement. On Seller proprietary parts, Seller agrees to notify Boeing of application for PMA or other applicable regulatory approval and subsequent approval or denial of same. Upon receipt of proof of PMA or other applicable regulatory approval, Boeing may list Seller in the Illustrated Parts Catalog as seller of that part.

9.0    EXAMINATION OF RECORDS

Seller shall maintain complete and accurate records showing the sales volume of all Products. Such records shall support all services performed, allowances claimed and costs incurred by Seller in the performance of each Order, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts. Such records and other data shall be capable of verification through audit and analysis by Boeing and be available to Boeing at Seller's facility for Boeing's examination and audit at all reasonable times from the date of the applicable Order until three (3) years after final payment under such Order. Seller shall provide assistance to interpret such data if requested by Boeing. Such examination shall provide Boeing with complete information regarding Seller's performance for use in price negotiations with Seller relating to existing or future orders for Products, including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to GTA Section 10.0. Boeing shall treat all information disclosed under this Section as confidential.

10.0    CHANGES

10.1    Changes Clause

Boeing's Procurement Representative may, without notice to sureties, in writing direct changes within the general scope of this Agreement or an Order in any of the following: (i) technical requirements and descriptions, specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Boeing-furnished property; and, if this contract includes services, (vi) description of services to be performed; (vii) time of performance (i.e., hours of the day, days of the week, etc.); and (viii) place of performance. Seller shall comply immediately with such direction.

If such change increases or decreases the cost or time required to perform this contract, Boeing and Seller shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease. Boeing shall modify the Order in writing accordingly. Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Boeing's Procurement Representative in writing within 25 days and deliver a fully supported proposal to Boeing's Procurement Representative within 60 days after Seller's receipt of such direction. Boeing may, at its sole discretion, consider any claim regardless of when asserted. If Seller's proposal includes the cost of property made obsolete or excess by the change, Boeing may direct the disposition of the property. Boeing may examine Seller's pertinent books and records to verify the amount of Seller's claim. Failure of the parties to agree upon any adjustment shall not excuse Seller from performing in accordance with Boeing's direction.

If Seller considers that Boeing's conduct constitutes a change, Seller shall notify Boeing's Procurement Representative immediately in writing as to the nature of such conduct and its effect upon Seller's performance. Pending direction from Boeing's Procurement Representative, Seller shall take no action to implement any such change.

10.2    Derivative Aircraft

Boeing may, but is not obligated to direct Seller within the scope of the applicable Order and in accordance with the provisions of GTA Section 10.0 to supply Boeing's requirements for Products for Derivative aircraft which correspond to those Products being produced under the applicable Order.

11.0    GENERAL & INTERNATIONAL REQUIREMENTS

11.1    Language

The parties hereto have agreed that this Agreement be drafted in English only. Where Seller resides in Quebec, Canada, les parties aux presentes tes ont convenu de rediger ce contrat en Anglais seulement. All contractual documents and all correspondence, invoices, notices and other documents shall be submitted in English. Any necessary conversations shall be held in American English. Boeing shall determine whether measurements will be in the English or Metric system or a combination of the two systems. Seller shall not convert measurements which Boeing has stated in an English measurement system into the Metric system in documents furnished to Boeing.

11.2    Currency

Unless specified elsewhere herein, all prices shall be stated in and all payments shall be made in the currency of the United States of America (U.S. Dollars). No adjustments to any prices shall be made for changes to or fluctuations in currency exchange rates.

11.3    Import/Export

   A. Seller shall comply with all import and export laws and regulations of the Seller's country and of United States of America, including but not limited to the International Traffic in Arms Regulations (ITAR) pursuant to the Arms Export Control Act (22 U.S.C. 2778) and the Export Administration Regulations (EAR) pursuant to the Export Administration Act (50 U.S.C. 2401-2420). Seller acknowledges its obligations to control access to technical data, technical assistance and equipment under US export laws and regulations, and agrees to adhere to such laws and regulations and any authorization(s) issued thereunder with regard to any technical data, technical assistance or equipment supplied hereunder by Boeing. Seller acknowledges that any technical data, technical assistance or equipment supplied hereunder by Boeing or Boeing's Customer are authorized by the US Government for export only to Seller's country for use by Seller, unless otherwise previously approved by the US Government. Seller further agrees that such technical data, technical assistance or equipment may not be transferred, transshipped on a non-continuous voyage, or otherwise be disposed of in any other country, either in their original form or after being incorporated into other end-items, without the prior written approval of the US Government.

   B. Upon Boeing's request, Seller shall promptly furnish Boeing all documentation, including but not limited to import certificates or end-user statements from Seller or Seller's government, which is reasonably necessary to support Boeing's application for US import or export authorization(s). Boeing shall not be responsible for delays in US importation or exportation of technical data, technical assistance or equipment supplied hereunder by Boeing due to lack of necessary documentation from Seller or Seller's country.

   C. Seller shall be responsible for obtaining required import or export approvals, including but not limited to licenses to import or export equipment or authorizations required for Boeing to locate personnel and furnish in-country technical assistance, from the government of the Seller's country.

   D. Upon Seller's request, Boeing shall promptly furnish Seller all documentation, including but not limited to import certificates or end-user statements from Boeing or Boeing's government, which is reasonably necessary to support Seller's application for import or export authorization(s) issued by Seller's government. Seller shall not be responsible for delays in importation or exportation of technical data, technical assistance or equipment supplied hereunder by Seller into or out of Seller's country due to lack of necessary documentation from Boeing or Boeing's country.

   E. If the government of either Party denies, fails to grant or revokes any import or export authorization(s) pursuant to this contract, that Party shall immediately notify the other Party and shall not be responsible for performance under this contract for any affected activities.

11.4.     Export Licensing Information/Offshore Procurement

   A. Seller shall obtain an export license pursuant to the requirements set forth herein for any items that Seller either manufactures or subcontracts outside the U.S or transfers to a foreign person in the United States. If Seller is a "Foreign Person" (as defined below) the Seller shall, upon request of Boeing's Procurement Representative and without additional cost, provide such information as may be necessary to support Boeing's application for export license(s) covering any items ordered from Seller hereunder.

   B. This Agreement or an Order may contain technical data. Boeing has obtained, or will obtain, the approval of the U.S. Government to furnish to Seller the data, and any other items hereunder requiring such approval, which are necessary for Seller to perform the Order. U.S Government approval is based upon the following ITAR requirements with which Seller agrees to comply:

       1. Seller shall use the technical data furnished by Boeing only in the manufacture of the articles in accordance with the Order.

       2. Seller shall not disclose or provide technical data furnished by Boeing to any person except authorized U.S. citizens, intending citizens, permanent resident aliens (immigrant aliens), employees and qualified subcontractors in the same country which require the technical data in performance of the subcontracts.

       3. Seller shall not disclose or provide technical data furnished by Boeing to any foreign person either in the U.S. or abroad unless obtaining prior authorization directly from the U.S. Department of State Office of Defense Trade Controls (ODTC). ITAR defines a "foreign person" as any person who is not a U.S. citizen, permanent resident alien, or a protected individual as defined by 8 USC 1324B(a)(3). Foreign person also means a foreign corporation (corporation not incorporated in the U.S.), foreign government, and any agency or subdivision of foreign governments (i.e., diplomatic mission).

       4. Seller shall not acquire any rights in the technical data furnished by Boeing except to use it in the performance of this Order. Seller also shall not convey to its qualified subcontractors any greater rights in the technical data than Seller has. Seller's qualified subcontractors shall only have the right to use the data as required in performance of their subcontracts.

      5. Seller shall deliver the articles manufactured in accordance with the Order only to Boeing or to the U.S. Government or other party as Boeing's Authorized Procurement Representative may direct in writing.

      6. Upon completion or termination of the Order, at Boeing's election, Seller shall destroy or return to Boeing all technical data furnished to Seller by Boeing pursuant to this Order and certify in writing that Seller has complied.

      7. Seller shall impose these requirements, (1) through (7), suitably revised to identify the parties properly, on all of its subcontractors to which Seller intends to furnish technical data provided by Boeing for use by the subcontractors in performance of the subcontracts.

12.0         TERMINATION FOR CONVENIENCE

12.1         Basis for Termination; Notice

Boeing may, from time to time terminate all or part of any Order issued hereunder, by written notice to Seller. Any such written notice of termination shall specify the effective date and the extent of any such termination.

12.2         Termination Instructions

On receipt of a written notice of termination pursuant to GTA Section 12.1, unless otherwise directed by Boeing, Seller shall:

  A.  Immediately stop work as specified in the notice;

  B. Immediately terminate its subcontracts and purchase orders relating to work terminated;

  C. Settle any termination claims made by its subcontractors or suppliers; provided, that Boeing shall have approved the amount of such termination claims prior to such settlement;

  D.  Preserve and protect all terminated inventory and Products;

  E. At Boeing's request, transfer title (to the extent not previously transferred) and deliver to Boeing or Boeing's designee all supplies and materials, work-in-process, Tooling and manufacturing drawings and data produced or acquired by Seller for the performance of this Agreement and any Order, all in accordance with the terms of such request;

  F.  Shall be compensated for such items to the extent provided in GTA Section
      12.3 below;

  G. Take all reasonable steps required to return, or at Boeing's option and with prior written approval to destroy, all Boeing Proprietary Information and Items, as set forth in Section 20.0, in the possession, custody or control of Seller;

  H. Take such other action as, in Boeing's reasonable opinion, may be necessary, and as Boeing shall direct in writing, to facilitate termination of the Order; and

  I.  Complete performance of the work not terminated.

12.3      Seller's Claim

If Boeing terminates an Order in whole or in part pursuant to Section 12.1 above, Seller shall have the right to submit a written termination claim to Boeing in accordance with the terms of this Section 12.3. Such termination claim shall be asserted to Boeing within forty-five (45) days and all documentation supporting said claim must be asserted not later than six (6) months after Seller's receipt of the termination notice and shall be in the form prescribed by Boeing. Such claim must contain sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. With regard to the amount compensatable to Seller under a termination pursuant to Section 12.1 above, Seller shall be entitled to compensation in accordance with and to the extent allowed under the terms of FAR 52-249-2(e)-(i), (as published in 48 CFR (S) 52.249-2 approval 1996; without Alternates) which is incorporated herein by reference except "Government" and "Contracting Officer" shall mean Boeing, "Contractor" shall mean Seller and "Contract" shall mean Order.

Seller shall indemnify Boeing and hold Boeing harmless from and against (i) any and all claims, suits and proceedings against Boeing by any subcontractor or supplier of Seller in respect of any such termination and (ii) any and all costs, expenses, losses and damages incurred by Boeing in connection with any such claim, suit or proceeding.

12.4      Failure to Submit a Claim

Notwithstanding any other provision of this Section 12.0, if Seller fails to submit a termination claim within the time period set forth above, Seller shall be barred from submitting a claim and Boeing shall have no obligation for payment to Seller under this Section 12.0 except for those Products previously delivered and accepted by Boeing.

12.5      Partial Termination

Any partial termination of an Order shall not alter or affect the terms and conditions of the Order or any Order with respect to Products not terminated.

12.6      Product Price

Termination under any of the above paragraphs shall not result in any change to unit prices for Products not terminated.

12.7      Exclusions or Deductions

The following items shall be excluded or deducted from any claim submitted by
Seller:

   A. All unliquidated advances or other payments made by Boeing to Seller pursuant to a terminated Order;

   B.   Any claim which Boeing has against Seller;

   C.   The agreed price for scrap allowance;

   D. Except for normal spoilage and any risk of loss assumed by Boeing, the agreed fair value of property that is lost, destroyed, stolen or damaged.

12.8      Partial Payment/Payment

Payment, if any, to be paid under this Section 12.0 shall be made thirty (30) days after settlement between the parties or as otherwise agreed to between the parties. Boeing may make partial payments and payments against costs incurred by Seller for the terminated portion of the Order. If the total payments exceed the final amount determined to be due, Seller shall repay the excess to Boeing upon demand.

12.9      Seller's Accounting Practices

Boeing and Seller agree that Seller's "normal accounting practices" used in developing the price of the Product(s) shall also be used in determining the allocable costs at termination. For purposes of this Section 12.9, Seller's "normal accounting practices" refers to Seller's method of charging costs as either a direct charge, overhead expense, general administrative expense, etc.

12.10     Records

Unless otherwise provided in this Agreement or by law, Seller shall maintain all financial records and documents relating to the terminated portion of the Order for three (3) years after final settlement of Seller's termination claim.

13.0       CANCELATION FOR DEFAULT

13.1       Events of Default

The occurrence of any one or more of the following events shall constitute an "Event of Default".

    A. Any failure by Seller to deliver, when and as required by this Agreement or any Order, any Product, except as provided in GTA Section 14.0; or

    B. Any failure by Seller to provide an acceptable Assurance of Performance within the time specified in GTA Section 17.0, or otherwise in accordance with applicable law; or,

    C. Any failure by Seller to perform or comply with any obligation set forth in GTA Section 20.0;

    D. Seller is or has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA or appropriate non-U.S. equivalent regulatory agency;

    E. Boeing revokes Seller's Quality Assurance System approval, if applicable;

    F. Any failure by Seller to perform or comply with any obligation (other than as described in the foregoing Sections (13.1.A, 13.1.B, 13.1.C, 13.1.D and 13.1.E) set forth in this Agreement and such failure shall continue unremedied for a period of ten (10) days or more following receipt by Seller of notice from Boeing specifying such failure; or

    G. (a) the suspension, dissolution or winding-up of Seller's business, (b) Seller's insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (c) the institution of reorganization, liquidation or other such proceedings by or against Seller or the appointment of a custodian, trustee, receiver or similar Person for Seller's properties or business, (d) an assignment by Seller for the benefit of its creditors, or (e) any action of Seller for the purpose of effecting or facilitating any of the foregoing.

13.2       Remedies

If any Event of Default shall occur:

    A.  Cancellation
        ------------
        Boeing may, by giving written notice to Seller, immediately cancel this Agreement and/or any Order, in whole or in part, and Boeing shall not be required after such notice to accept the tender by Seller of any Products with respect to which Boeing has elected to cancel this Agreement.

    B.  Cover
        -----
        Boeing may manufacture, produce or provide, or may engage any other persons to manufacture, produce or provide, any Products in substitution for the Products to be delivered or provided by Seller hereunder with respect to which this Agreement or any Order has been canceled. In addition to any other remedies or damages available to Boeing hereunder or at law or in equity, Boeing may recover from Seller the difference between the price for each such Product and the aggregate expense, including, without limitation, administrative and other indirect costs, paid or incurred by Boeing to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Product.

    C.  Rework or Repair
        ----------------
        Where allowed by the applicable regulatory authority, Boeing or its designee may rework or repair any Product in accordance with GTA Section 8.3;

    D.  Setoff
        ------
        Boeing shall, at its option, have the right to set off against and apply to the payment or performance of any obligation, sum or amount owing at any time to Boeing hereunder or under any Order, all deposits, amounts or balances held by Boeing for the account of Seller and any amounts owed by Boeing to Seller, regardless of whether any such deposit, amount, balance or other amount or payment is then due and owing.

    E.  Tooling and other Materials
        ---------------------------
        As partial compensation for the additional costs which Boeing will incur as a result of the actual physical transfer of production capabilities from Seller to Boeing or Boeing's designee, Seller shall upon the request of Boeing, transfer and deliver to Boeing or Boeing's designee title to any or all (i) Tooling, (ii) Boeing-furnished material, (iii) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other Products or parts thereof in the possession or under the effective control of Seller or any of its subcontractors (iv) Proprietary Information and Materials of Boeing including without limitation planning data, drawings and other Proprietary Information and Materials relating to the design, production, maintenance, repair and use of Tooling, in the possession or under the effective control of Seller or any of its subcontractors, in each case free and clear of all liens, claims or other rights of any person.

        Seller shall be entitled to receive from Boeing reasonable compensation for any item accepted by Boeing which has been transferred to Boeing pursuant to this Section 13.2.E (except for any item the price of which shall have been paid to Seller prior to such transfer); provided, however, that such compensation shall not be paid directly to Seller, but shall be accounted for as a setoff against any damages payable by Seller to Boeing as a result of any Event of Default.

    F.  Remedies Generally
        ------------------
        No failure on the part of Boeing in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as an acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any of Seller's obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by Seller of any such obligation. All rights and remedies of Boeing hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other. Nothing contained in this Agreement shall be construed to limit any right or remedy of Boeing now or hereafter existing at law or in equity.

14.0        EXCUSABLE DELAY

If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Seller or of its suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery of such Product shall be extended for a period to be determined by Boeing after an assessment by Boeing of alternate work methods. Excusable Delays may include, but are not limited to, acts of God, war, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Seller's noncompliance with any rule, regulation or order promulgated by any governmental agency for or with respect to environmental protection. However, the above notwithstanding, Boeing expects Seller to continue production, recover lost time and support all schedules as established under this Agreement or any Order. Therefore, it is understood and agreed that (i) delays of less than two (2) days duration shall not be considered to be Excusable Delays unless such delays shall occur within thirty (30) days preceding the scheduled delivery date of any Product and (ii) if delay in delivery of any Product is caused by the default of any of Seller's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Seller to meet the applicable delivery schedules. If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, Boeing may, without any additional extension, cancel all or part of any Order with respect to the delayed Products, and exercise any of its remedies in accordance with GTA Section 13.2, provided however, that Boeing shall not be entitled to monetary damages or specific performance to the extent Seller's breach is the result of an Excusable Delay.

15.0        SUSPENSION OF WORK

Boeing may at any time, by written order to Seller, require Seller to stop all or any part of the work called for by this Agreement for up to one hundred twenty (120) days hereafter referred to as a "Stop Work Order" issued pursuant to this Section 15.0. On receipt of a Stop Work Order, Seller shall promptly comply with its terms and take all reasonable steps to minimize the occurrence of costs arising from the work covered by the Stop Work Order during the period of work stoppage. Within the period covered by the Stop Work Order (including any extension thereof) Boeing shall either (i) cancel the Stop Work Order or
(ii) terminate or cancel the work covered by the Stop Work Order in accordance with the provisions of GTA Section 12.0 or 13.0. In the event the Stop Work Order is canceled by Boeing or the period of the Stop Work Order (including any extension thereof) expires, Seller shall promptly resume work in accordance with the terms of this Agreement or any applicable Order.

16.0        TERMINATION OR WRONGFUL CANCELLATION

Boeing shall not be liable for any loss or damage resulting from any termination pursuant to GTA Section 12.1, except as expressly provided in GTA Section 12.3 or any cancellation under GTA Section 13.0 except to the extent that such cancellation shall have been determined to have been wrongful, in which case such wrongful cancellation shall be deemed a termination pursuant to GTA Section
12.1 and therefore shall be limited to the payment to Seller of the amount or amounts identified in GTA Section 12.3.

17.0        ASSURANCE OF PERFORMANCE

    A.  Seller to Provide Assurance
        ---------------------------
        If Boeing determines, at any time or from time to time, that it is not sufficiently assured of Seller's full, timely and continuing performance hereunder, or if for any other reason Boeing has reasonable grounds for insecurity, Boeing may request, by notice to Seller, written assurance (hereafter an "Assurance of Performance") with respect to any specific matters affecting Seller's performance hereunder, that Seller is able to perform all of its respective obligations under this Agreement when and as specified herein. Each Assurance of Performance shall be delivered by Seller to Boeing as promptly as possible, but in any event no later than 15 calendar days following Boeing's request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Seller, as Boeing may reasonably request. Boeing may suspend all or any part of Boeing's performance hereunder until Boeing receives an Assurance of Performance from Seller satisfactory in form and substance to Boeing.

    B.  Meetings and Information
        ------------------------
        Boeing may request one or more meetings with senior management or other employees of Seller for the purpose of discussing any request by Boeing for Assurance of Performance or any Assurance of Performance provided by Seller. Seller shall make such persons available to meet with representatives of Boeing as soon as may be practicable following a request for any such meeting by Boeing and Seller shall make available to Boeing any additional information, reports or other materials in connection therewith as Boeing may reasonably request.

18.0        RESPONSIBILITY FOR PROPERTY

Seller shall clearly mark, maintain an inventory of, and keep segregated or identifiable all of Boeing's property and all property to which Boeing acquires an interest by virtue of this Agreement. Seller assumes all risk of loss, destruction or damage of such property while in Seller's possession, custody or control. Upon request, Seller shall provide Boeing with adequate proof of insurance against such risk of loss. Seller shall not use such property other than in performance of this contract without Boeing's prior written consent. Seller shall notify Boeing's Authorized Procurement Representative if Boeing's property is lost, damaged or destroyed. As directed by Boeing, upon completion, termination or cancellation of this contract, Seller shall deliver such property, to the extent not incorporated in delivered end products, to Boeing in good condition subject to ordinary wear and tear and normal manufacturing losses. Nothing in this article limits Seller's use, in its direct contracts with the Government, of property in which the Government has an interest.

19.0        LIMITATION OF SELLER'S RIGHT TO ENCUMBER ASSETS

Seller warrants to Boeing that it has good title to all inventory, work-in-process, tooling and materials to be supplied by Seller in the performance of its obligations under any Order ("Inventory"), and that pursuant to the provisions of such Order, it will transfer to Boeing title to such Inventory, whether transferred separately or as part of any Product delivered under the Order, free of any liens, charges, encumbrances or rights of others.

20.0        PROPRIETARY INFORMATION AND ITEMS

Boeing and Seller shall each keep confidential and protect from disclosure all
(a) confidential, proprietary, and/or trade secret information; (b) tangible items containing, conveying, or embodying such information; and (c) tooling obtained from and/or belonging to the other in connection with this Agreement or any Order (collectively referred to as "Proprietary Information and Materials"). Boeing and Seller shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of this Agreement and/or any Order. Provided, however, that despite any other obligations or restrictions imposed by this Section 20.0, Boeing shall have the right to use, disclose and copy Seller's Proprietary Information and Materials for the purposes of testing, certification, use, sale, or support of any item delivered under this Agreement, an Order, or any airplane including such an item; and any such disclosure by Boeing shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances. The restrictions on disclosure or use of Proprietary Information and Materials by Seller shall apply to all materials derived by Seller or others from Boeing's Proprietary Information and Materials.

Upon Boeing's request at any time, and in any event upon the completion, termination or cancellation of this Agreement, Seller shall return all of Boeing's Proprietary Information and Materials, and all materials derived from Boeing's Proprietary Information and Materials to Boeing unless specifically directed otherwise in writing by Boeing. Seller shall not, without the prior written authorization of Boeing, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Information and Materials of Boeing. Prior to disposing of such parts or materials as scrap, Seller shall render them unusable. Boeing shall have the right to audit Seller's compliance with this Section 20.0. Seller may disclose Proprietary Information and Materials of Boeing to its subcontractors as required for the performance of an Order, provided that each such subcontractor first assumes, by written agreement, the same obligations imposed upon Seller under this Section
20.0 relating to Proprietary Informations and Materials; and Seller shall be liable to Boeing for any breach of such obligation by such subcontractor. The provisions of this Section 20.0 are effective in lieu of, and will apply notwithstanding the absence of, any restrictive legends or notices applied to Proprietary Informations and Materials; and the provisions of this Section 20.0 shall survive the performance, completion, termination or cancellation of this Agreement or any Order. This Section 20.0 supersedes and replaces any and all other prior agreements or understandings between the parties to the extent that such agreements or understandings relate to Boeing's obligations relative to confidential, proprietary, and/or trade secret information, or tangible items containing, conveying, or embodying such information, obtained from Seller and related to any Product, regardless of whether disclosed to the receiving party before or after the effective date of this Agreement.

21.0        COMPLIANCE WITH LAWS

21.1        Seller's Obligation

Seller shall be responsible for complying with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Agreement. Seller further agrees (1) to notify Boeing of any obligation under this Agreement which is prohibited under applicable environmental law, at the earliest opportunity but in all events sufficiently in advance of Seller's performance of such obligation so as to enable the identification of alternative methods of performance, and (2) to notify Boeing at the earliest possible opportunity of any aspect of its performance which becomes subject to additional environmental regulation or which Seller reasonably believes will become subject to additional regulation during the performance of this Agreement.

21.2    Government Requirements

If any of the work to be performed under this Agreement is performed in the United States, Seller shall, via invoice or other form satisfactory to Boeing, certify that the Products covered by the Order were produced in compliance with Sections 6, 7, and 12 of the Fair Labor Standards Act (29 U.S.C. 201-291), as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder. In addition, the following Federal Acquisition Regulations are incorporated herein by this reference except "Contractor" shall mean "Seller":

        FAR 52.222-26  "Equal Opportunity"
        FAR 52.222-35  "Affirmative Action for Special Disabled and Vietnam
                       Era Veterans"
        FAR 52.222-36  "Affirmative Action for Handicapped Workers"

22.0    INTEGRITY IN PROCUREMENT

Boeing's policy is to maintain high standards of integrity in procurement. Boeing's employees must ensure that no favorable treatment compromises their impartiality in the procurement process. Accordingly, Boeing's employees must strictly refrain from soliciting or accepting any payment, gift, favor or thing of value which could improperly influence their judgment with respect to either issuing a Order or administering this Agreement. Consistent with this policy, Seller warrants that neither it nor any of its employees, agents or representatives have offered or given nor will offer or give any gratuities to Boeing's employees, agents or representatives for the purpose of securing this contract or securing favorable treatment under this contract. Seller shall conduct its own procurement practices and shall ensure that its suppliers conduct their procurement practices consistent with these standards. If Seller has reasonable grounds to believe that this policy may have been violated, Seller shall immediately report such possible violation to the appropriate Director of Materiel or Ethics Advisor of Boeing.

23.0    RESERVED

24.0    BOEING'S RIGHTS IN SELLER'S PATENTS, COPYRIGHTS, TRADE SECRETS, AND
        TOOLING

Seller hereby grants to Boeing an irrevocable, nonexclusive, paid-up worldwide license to practice and/or use, and license others to practice and/or use on Boeing's behalf, all of Seller's patents, copyrights, trade secrets (including, without limitation, designs, processes, drawings, technical data and tooling), industrial designs, semiconductor mask works, and tooling (collectively hereinafter referred to as "Licensed Property") related to the development, production, maintenance or repair of Products. Boeing hereafter retains all of the aforementioned license rights in Licensed Property, but Boeing hereby covenants not to exercise such rights except in connection with the making, having made, using and selling of Products or products of the same kind provided that such undelivered quantity of Product cannot, in Boeing's sole determination, be reasonably obtained in the required time frame at a reasonable price from commercially available sources (including Boeing) without the use of Seller's Licensed Property and if one or more of the following situations occur:

    A. Seller discontinues or suspends business operations or the production of any or all of the Products;

    B. Seller is acquired by or transfers any or all of its rights to manufacture any Product to any third party, whether or not related, without Boeing's prior written concurrence;

    C.  Boeing cancels this Agreement or any Order for cause pursuant to GTA
        Section 13.0 herein;

    D. In Boeing's judgment it becomes necessary, in order for Seller to comply with the terms of this Agreement or any Order, for Boeing to provide support to Seller (in the form of design, manufacturing, or on-site personnel assistance) substantially in excess of that which Boeing normally provides to its suppliers;

    E. Seller's trustee in bankruptcy (or Seller as debtor in possession) fails to assume this Agreement and all Orders by formal entry of an order in the bankruptcy court within sixty (60) days after entry of an order for relief in a bankruptcy case of the Seller, or Boeing elects to retain its rights to Licensed Property under the bankruptcy laws;

    F. Seller is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency or debt assignment proceeding under state or nonbankruptcy law; or

    G. Seller voluntarily becomes a debtor in any case under bankruptcy law or, in the event an involuntary bankruptcy petition is filed against Seller, such petition is not dismissed within thirty (30) days.

As a part of the license granted under this Section 24.0, Seller shall, at the written request of Boeing and at no additional cost to Boeing, promptly deliver to Boeing any and all Licensed Property considered by Boeing to be necessary to satisfy Boeing's requirements for Products and their substitutes.

25.0    TERMINATION OF AIRPLANE PROGRAM

25.1    Program Termination

The parties acknowledge and agree that Boeing may, in its sole discretion, terminate all or part of this Agreement, including any Order issued hereunder, by written notice to Seller, if Boeing decides not to initiate or continue production of a Boeing Model Airplane, by reason of Boeing's determination that there is insufficient business basis for proceeding with such Airplane. In the event of such a termination, Boeing shall have no liability to Seller except as expressly provided in Section 25.2 below.

25.2    Termination Liability

In the event of a termination of an Airplane Program as described in 25.1 above, Boeing shall have no liability whatsoever to Seller, except to the extent of (i) any guaranteed minimum purchase, if any, as set forth in SBP Section 10.0, and
(ii) any Orders issued prior to the date of the written notice to Seller identified in 25.1 above. Termination of such Orders shall be governed by GTA
Section 12.0 herein.

26.0    PUBLICITY

Seller will not, and will require that its subcontractors and suppliers of any tier will not, (i) cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of the same, in whatever form, regarding any Order or Products, or the program to which they may pertain, or (ii) use, or cause or permit to be used, the Boeing name or any Boeing trademark in any form of promotion or publicity without Boeing's prior written approval.

27.0    PROPERTY INSURANCE

27.1    Insurance

Seller shall obtain and maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which Boeing does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, Boeing-furnished property, raw materials, parts, work-in-process, incomplete or completed assemblies and all other products or parts thereof, and all drawings, specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of Seller, in the amount of full replacement value thereof providing protection against all perils normally covered in an "all risk" property insurance policy (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God). Any such policy shall be with insurers reasonably acceptable to Boeing and shall (i) provide for payment of loss thereunder to Boeing, as loss payee, as its interests may appear and (ii) contain a waiver of any rights of subrogation against Boeing, its subsidiaries, and their respective directors, officers, employees and agents.

27.2    Certificate of Insurance

Upon written request from Boeing, Seller shall provide to Boeing's Procurement Representative certificates of insurance reflecting full compliance with the requirements set forth in GTA Section 27.1. Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for thirty (30) days advanced written notice to Boeing's Procurement Representative in the event of cancellation, non-renewal or material change adversely affecting the interests of Boeing.

27.3    Notice of Damage or Loss

Seller shall give prompt written notice to Boeing's Procurement Representative of the occurrence of any damage or loss to any property required to be insured herein. If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then Seller may, upon written notice to Boeing, settle, adjust, or compromise any and all such loss or damage not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any one occurrence and Five Hundred Thousand Dollars ($500,000) in the aggregate. Seller may settle, adjust or compromise any other claim by Seller only after Boeing has given written approval, which approval shall not be unreasonably withheld.

28.0    RESPONSIBILITY FOR PERFORMANCE

Seller shall be responsible for it's requirements under this Agreement and any Order referencing this Agreement. Seller shall bear all risks of providing adequate facilities and equipment to perform each Order in accordance with the terms thereof. Seller shall notify and obtain approval from Boeing prior to moving work to be performed under this Agreement between Seller's various facilities. Seller shall include as part of its subcontracts those elements of the Agreement, which protect Boeing's rights including but not limited to right of entry provisions, proprietary information and rights provisions and quality control provisions. In addition, Seller shall provide to its subcontractor's sufficient information to clearly document that the work being performed by Seller's subcontractor is to facilitate performance under this Agreement or any Order. Sufficient information may include but is not limited to Order number, GTA number or the name of Boeing's Procurement Representative.

28.1    Subcontracting

Seller shall maintain complete and accurate records regarding all subcontracted items and/or processes. Seller's use of subcontractors shall comply with Seller's quality assurance system approval for said subcontractors. Unless Boeing's prior written authorization or approval is obtained, Seller may not purchase completed or substantially completed Products. For purposes of this section and this section only, completed or substantially completed Products shall not include components of assemblies or subassemblies. No subcontracting by Seller shall relieve Seller of its obligation under the applicable Order.

No non-domestic metallic raw materials, composite materials or products, aircraft bearings or designated fasteners, or special processing may be incorporated in a Product unless: (a) Seller uses an approved source identified in the applicable specification or set forth in Boeing Document D1-4426 or (b) Boeing has surveyed and qualified Seller's receiving inspection personnel and laboratories to test the specified raw materials and/or material process. No waiver of survey and qualification requirements will be effective unless granted by Boeing's Engineering and Quality Assurance departments. Utilization of a Boeing-approved source does not constitute a waiver of Seller's responsibility to meet all specification requirements.

28.2    Reliance

Boeing's entering into this Agreement is in part based upon Boeing's reliance on Seller's ability, expertise and awareness of the intended use of the Products. Seller agrees that Boeing and Boeing's customers may rely on Seller as an expert, and Seller will not deny any responsibility or obligation hereunder to Boeing or Boeing's customers on the grounds that Boeing or Boeing's customers provided recommendations or assistance in any phase of the work involved in producing or supporting the Products, including but not limited to Boeing's acceptance of specifications, test data or the Products.

28.3    Assignment

Seller shall not assign any of its rights or interest in this Agreement or any Order, or subcontract all or substantially all of its performance of this Agreement or any Order, without Boeing's prior written consent. Seller shall not delegate any of its duties or obligations under this Agreement. No assignment, delegation or subcontracting by Seller, with or without Boeing's consent, shall relieve Seller of any of its obligations under this Agreement. This article does not limit Seller's ability to purchase standard commercial supplies or raw materials. Seller may assign its right to monies due or to become due provided that Boeing may recoup or setoff any amounts covered by any such assignment against any indebtedness of Seller to Boeing, whether arising before or after the date of the assignment or the date of this Agreement, and whether arising out of any such Order or any other agreement between the parties.

The prohibition set forth in this Section 28.3 includes, without limitation (and the following shall be deemed to be "assignments"): (i) a consolidation or merger of Seller; (ii) a change in the ownership or voting rights of more than fifty percent (50%) of the issued and outstanding stock of any corporate Seller;
(iii) any assignment or transfer which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Seller; and (v) where Seller is a partnership, a change in control in such partnership.

29.0    NON-WAIVER/PARTIAL INVALIDITY

Any failures, delays or forbearances of Boeing in insisting upon or enforcing any provisions of this contract, or in exercising any rights or remedies under this contract, shall not be construed as a waiver or relinquishment of any such provisions, rights or remedies; rather, the same shall remain in full force and effect. If any provision of this contract is or becomes void or unenforceable by law, the remainder shall be valid and enforceable.

30.0    HEADINGS

Section headings used in this Agreement are for convenient reference only and do not affect the interpretation of the Agreement.

31.0    RESERVED


32.0    RESERVED


33.0    DISPUTES

Any dispute that arises under or is related to this Agreement that cannot be settled by mutual agreement of the parties may be decided by a court of competent jurisdiction. Pending final resolution of any dispute, Seller shall proceed with performance of this Agreement according to Boeing's instructions so long as Boeing continues to pay amounts not in dispute.

34.0    LIMITATION

Seller may not (except to provide an inventory of Products to support delivery acceleration and to satisfy reasonable replacement and Spares requirements) manufacture or fabricate Products or procure any goods in advance of the reasonable flow time required to comply with the delivery schedule in the applicable Order except as otherwise expressly authorized in writing by Boeing. Notwithstanding any other provision of an Order, Seller is not entitled to any equitable adjustment or other modification of such Order for any manufacture, fabrication, or procurement of Products not in conformity with the requirements of the Order, unless Boeing's written consent has first been obtained. Nothing in this Section 34.0 shall be construed as relieving Seller of any of its obligations under the Order.

35.0    TAXES

35.1    Inclusion of Taxes in Price

Unless this Agreement or a Special Business Provisions, or Order issued under this Agreement specifies otherwise, the price of this contract includes, and Seller is liable for and shall pay, all taxes, impositions, charges and exactions imposed on or measured by this Agreement and the Orders issued hereunder, except for sales or use taxes on sales to Boeing ("Sales Taxes") for which Boeing specifically agrees to pay and which are separately stated on Seller's invoice. Prices shall not include any taxes, impositions, charges or exactions for which Boeing has furnished a valid exemption certificate or other evidence of exemption.

35.2    Litigation

In the event that any taxing authority has claimed or does claim payment for Sales Taxes, Seller shall promptly notify Boeing, and Seller shall take such action as Boeing may direct to pay or protest such taxes or to defend against such claim. The actual and direct expenses, without the addition of profit and overhead, of such defense and the amount of such taxes as ultimately determined as due and payable shall be paid directly by Boeing or reimbursed to Seller. If Seller or Boeing is successful in defending such claim, the amount of such taxes recovered by Seller, which had previously been paid by Seller and reimbursed by Boeing or paid directly by Boeing, shall be immediately refunded to Boeing.

35.3    Rebates

If any taxes paid by Boeing are subject to rebate or reimbursement, Seller shall take the necessary actions to secure such rebates or reimbursement and shall promptly refund to Boeing any amount recovered.

36.0    FOREIGN PROCUREMENT OFFSET

To the exclusion of all others, Boeing or its assignee shall be entitled to all industrial benefits or offset credits which might result from this Agreement or Order. Seller shall provide documentation or information which Boeing or its assignee may reasonably request to substantiate claims for industrial benefits or offset credits. Seller agrees to use reasonable efforts to identify the foreign content of goods which Seller either produces itself or procures from other companies for work directly related to this Agreement. Promptly after selection of a foreign subcontractor for work under this Agreement, Seller shall notify Boeing of the name, address, subcontract point of contact (including telephone number) and dollar value of the subcontract.

EXECUTED in duplicate as of the date and year first written above by the duly authorized representatives of the parties.

BOEING                                    SELLER




THE BOEING COMPANY                        Pacific Aerospace & Electronics, Inc
By and Through the                        U.S. Aerospace Group
Boeing Commercial Airplane Group          European Aerospace Group






/s/ Bonnie Frederick                      /s/ Werner Hafelfinger
--------------------------------          --------------------------------------
Name: Bonnie Frederick                    Name: Werner Hafelfinger
Title: Prime Procurement Agent            Title: Vice President Operations
Date:  12/20/99                           Date:  12/20/99